SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


SCHEDULE 13G
(Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)1

LEESPORT FINANCIAL CORP.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

524477106
(CUSIP Number)

12/31/2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

		[   ]	Rule 13d-1 (b)

		[ X ]	Rule 13d-1 (c)

		[   ]	Rule 13d-1 (d)


	1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)
[Continued on the following page(s)]
Page 1 of 10 Pages

CUSIP No. 524477106         13G                     Page 2 of 10 Pages
----------------------------------------------------------------
1.		NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Bay Pond Partners, L.P.
04-3217743
----------------------------------------------------------------
2.		CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC USE ONLY

----------------------------------------------------------------
4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

----------------------------------------------------------------
						5.	SOLE VOTING POWER
							0
	NUMBER OF				-----------------------------
		SHARES				6.	SHARED VOTING POWER
	BENEFICIALLY
	OWNED BY					131,700
	EACH					-----------------------------
		REPORTING			7.	SOLE DISPOSITIVE POWER
	PERSON
	WITH						0
						-----------------------------
						8.	SHARED DISPOSITIVE POWER
							131,700
---------------------------------------------------------------
9.		AGGREGATE AMOUNT BENEFICIALLY OWNER BY EACH REPORTING PERSON

131,700
----------------------------------------------------------------
10.	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]
----------------------------------------------------------------
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.06%
----------------------------------------------------------------
12.	TYPE OF REPORTING PERSON
PN







SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)1


LEESPORT FINANCIAL CORP.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

524477106
(CUSIP Number)

12/31/2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

		[   ]	Rule 13d-1 (b)

		[ X ]	Rule 13d-1 (c)

		[   ]	Rule 13d-1 (d)


	1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)
[Continued on the following page(s)]
Page 3 of 10 Pages

CUSIP No. 524477106         13G                     Page 4 of 10 Pages
----------------------------------------------------------------
1.		NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Wellington Hedge Management, LLC
04-3215301
----------------------------------------------------------------
2.		CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC USE ONLY

----------------------------------------------------------------
4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Massachusetts

----------------------------------------------------------------
						5.	SOLE VOTING POWER
							0
	NUMBER OF				-----------------------------
		SHARES				6.	SHARED VOTING POWER
	BENEFICIALLY
	OWNED BY					131,700
	EACH					-----------------------------
		REPORTING			7.	SOLE DISPOSITIVE POWER
	PERSON
	WITH						0
						-----------------------------
						8.	SHARED DISPOSITIVE POWER
							131,700
---------------------------------------------------------------
9.		AGGREGATE AMOUNT BENEFICIALLY OWNER BY EACH REPORTING PERSON

131,700
----------------------------------------------------------------
10.	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]
----------------------------------------------------------------
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.06%
----------------------------------------------------------------
12.	TYPE OF REPORTING PERSON
CO



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)1


LEESPORT FINANCIAL CORP.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

524477106
(CUSIP Number)

12/31/2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

		[   ]	Rule 13d-1 (b)

		[ X ]	Rule 13d-1 (c)

		[   ]	Rule 13d-1 (d)



	1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.) [Continued on the following page(s)]
Page 5 of 10 Pages

CUSIP No. 524477106        13G                     Page 6 of 10 Pages
----------------------------------------------------------------
1.		NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Wellington Hedge Management, Inc.
04-3215281
----------------------------------------------------------------
2.		CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC USE ONLY

----------------------------------------------------------------
4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Massachusetts

----------------------------------------------------------------
						5.	SOLE VOTING POWER
							0
	NUMBER OF				-----------------------------
		SHARES				6.	SHARED VOTING POWER
	BENEFICIALLY
	OWNED BY					131,700
	EACH					-----------------------------
		REPORTING			7.	SOLE DISPSIOTIVE POWER
	PERSON
	WITH						0
						-----------------------------
						8.	SHARED DISPOSITIVE POWER
							131,700
---------------------------------------------------------------
9.		AGGREGATE AMOUNT BENEFICIALLY OWNER BY EACH REPORTING PERSON

131,700
----------------------------------------------------------------
10.	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]
----------------------------------------------------------------
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.06%
----------------------------------------------------------------
12.	TYPE OF REPORTING PERSON
CO

CUSIP No. 524477106          13G                     Page 7 of 10 Pages

Item 1(a).	Name of Issuer:

LEESPORT FINANCIAL CORP.

Item 1(b).	Address of Issuer's Principal Executive Offices:

1240 Broadcasting Road
Wyomissing, PA  19610

Item 2(a).	Name of Person Filing:

This schedule is filed on behalf of
Bay Pond Partners, L.P. (''Bay Pond''), a Delaware limited partnership, Wellington Hedge Management, LLC,
(''WHML'') a Massachusetts limited liability company which is the sole general partner of Bay Pond, and Wellington Hedge Management, Inc. (''WHMI''), a
Massachusetts Corporation which is the managing member of WHML.

Item 2(b).	Address of Principal Business Office or, if None,
				Residence:

75 State Street
Boston, Massachusetts  02109

Item 2(c).	Citizenship:

Massachusetts

Item 2(d).	Title of Class of Securities:

COMMON STOCK

Item 2(e).	CUSIP Number:

524477106

Item 3.		If This Statement is Filed Pursuant to Rule 13d-1(b), or
		13d-2(b) or (c), Check Whether the Person Filing is a:

		(a) [   ]	Broker or dealer registered under Section 15 of the Act.

		(b) [   ] Bank as defined in Section 3(a)(6) of the Act.

		(c) [   ]	Insurance Company as defined in Section 3(a)(19) of the
				Act.

CUSIP No. 524477106         13G                     Page 8 of 10 Pages

		(d) [   ]	Investment company registered under Section 8 of the
				Investment Company Act.

		(e) [   ] An investment adviser in accordance with Rule 13d
				1(b)(1)(ii)(E);

		(f) [   ]	An employee benefit plan or endowment fund in accordance
 				with Rule 13d-1(b)(1)(ii)(F);

		(g) [   ]	A parent holding company or control person in
				accordance with Rule 13d-1(b)(1)(ii)(G);

		(h) [   ] A savings association as defined in Section 3(b) of the
				Federal Deposit Insurance Act;

		(i) [   ] A church plan that is excluded from the definition of an
				investment company under Section 3(c)(14) of the Investment Company Act;

		(j) [   ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

				If this statement is filed pursuant to Rule 13d-1(c),
				check this box [ X ]

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

			Bay Pond, WHML and WHMI
			each beneficially own 131,700 shares
			of the Common Stock of the Issuer.

	(b)	Percent of class: 4.06%

	(c)	Number of shares as to which such person has:

	  (i) Sole power to vote or to direct the vote	0
   (ii) Shared power to vote or to direct
	      the vote	131,700
  (iii) Sole power to dispose or to direct
		 the disposition of	0
   (iv) Shared power to dispose or to direct
	      the disposition of	131,700

CUSIP No. 524477106              13G                     Page 9 of 10 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.	Ownership of More than Five Percent on Behalf of Another
Person.

	Bay Pond, WHML and WHMI each have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No other person is known to have such right or power with respect to more than five percent of this class of securities, except as follows:



Wellington Management Company, LLP



Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

	Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

Item 9.	Notice of Dissolution of Group.

			Not Applicable.

Item 10.	Certification.

			(b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing

CUSIP No. 524477106             13G                     Page 10 of 10 Pages

the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


								SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					Bay Pond Partners, L.P.

					By: Wellington Hedge Management, LLC
					Its General Partner

					By: Wellington Hedge Management, Inc.
					Its Managing Member


					By:	--//Sara Lou Sherman//--
					Name:	Sara Lou Sherman
					Title:	Vice President
					Date:	February 14, 2003